EXHIBIT 99.1

Patriot Reports Break Even First Quarter

Increases Loan Balances, Credit Reserves & Liquidity

STAMFORD, Conn., May 12, 2023 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced net loss of $53.0 thousand, or $(0.01) basic and diluted loss per share for the quarter ended March 31, 2023.

These results compared to net income of $1.8 million, or $0.45 per basic and diluted earnings per share for the fourth quarter of 2022 and net income of $800 thousand, or $0.20 basic and diluted earnings per share reported in the first quarter of 2022.

The first quarter of 2023 financial results were adversely impacted by increasing reserves, which resulted in an elevated provision for credit losses of $1.3 million, compared to no provision for loan losses recorded for the first quarter of 2022; and the impact of lower net interest margin which was impacted by the higher funding costs resulting from the recent uncertainty in the banking sector.

The Bank reported steady quarterly loan growth of 3.6%, as compared to December 31, 2022. Net interest margin remained strong at 3.29%. The Bank continued executing its, low-cost deposit gathering strategies to complement its branch franchise. Prepaid deposits have grown to $176.2 million as of March 31, 2023. The combination of timing events associated with the onboarding of new deposit channels and rate increases in the Bank’s steady state deposit funding has resulted in a decrease in net interest margin from the previous quarter. Net interest margin decreased 48bps from 3.77% reported in the fourth quarter of 2022, but increased 23bps from 3.06% for the first quarter of last year. The Bank’s prepaid debit card and deposit strategy programs are expected to increasingly become significant contributors to the Bank’s diversified funding sources.

Patriot President & CEO David Lowery stated: "I am excited to have been promoted to Patriot’s President and CEO and look forward to providing increased value to our customers, driving shareholder returns, and establishing Patriot as a preferred work environment for our employees. The first quarter of 2023 was a particularly challenging time for banks overall. However, during this period, PNBK made great strides in investing in its future, growing and diversifying its loan book and deposit base year over year, and increasing reserves.”

While the full impact of recent investments will take time to flow to the bottom line, the Bank’s strengths can be evidenced by:

1)	A diversified portfolio with no outsized exposures, ending the quarter split between Commercial Loans, Non-Owner-Occupied CRE, and Consumer Loans at 30%, 44% and 25%, respectively.
2)	A highly conservative Non-Owner-Occupied CRE portfolio with a weighted average LTV of 47%, and less than 9% of that portfolio attributable to office, land, or construction.
3)	Minimal duration risk across all loans; 34% of the loan portfolio is tied to variable rates, and the fixed rate loans have a weighted average term to rate reset of less than a year-and-a-half, so they will reprice if deposit costs continue to increase; and
4)	A deposit base, supported by strong relationships, insulated from risk of flight, with more than 60% federally insured and 20% tied to the Bank’s prepaid vertical.

Financial Results:

Total assets increased to $1.1 billion, as of March 31, 2023, as compared to $1.0 billion on December 31, 2022. This was primarily due to an increase in loans from $848.3 million at December 31, 2022, to $878.8 million as of March 31, 2023. Total deposits for the quarter remained stable at $856.5 million, relative to $860.4 million as of December 31, 2022.

Effective January 1, 2023, the Company adopted ASU 2016-13, pertaining to the measurement of credit losses on financial instruments ("CECL"), and as a result, recorded an increase in the allowance for credit losses on loans of $7.4 million, an allowance for credit losses on off-balance sheet exposure of $1.1 million, and a cumulative adjustment to the opening balance of accumulated deficit of $6.2 million, net of a deferred tax adjustment of $2.3 million. The adoption of CECL does not impact Patriot’s income statement, but such adoption is reflected in Patriot’s shareholder’s equity.

Net interest income for the three months ended March 31, 2023, was $8.0 million, an increase of $1.3 million or 19.1% from the first quarter of 2022 and a decline from $9.6 million reported in the fourth quarter of 2022. The increase from the prior year first quarter was primarily attributable to the growth in the loan portfolio and growth in prepaid deposits from the Bank’s Deposit Strategies Division. The decline from the fourth quarter of 2022 was due to narrower net interest margin due to higher deposit costs and an increase in wholesale borrowings to purposely increase liquidity.

The Bank’s net interest margin was 3.29% for the three months ended March 31, 2023, compared with 3.77% in the fourth quarter of 2022 and 3.06% for the three months ended March 31, 2022.

Non-interest income for the quarter ended March 31, 2023, and 2022 was $835 thousand and $814 thousand, respectively. The higher non-interest income for the quarter ended March 31, 2023, was primarily attributable to higher non-interest income from the Bank’s Deposit Strategies Division.

Non-interest expenses for the quarter ended March 31, 2023, and 2022, were $7.6 million and $6.4 million, respectively.

For the three months ended March 31, 2023, a credit for income taxes of $19 thousand was recorded, compared to a provision for income taxes of $311 thousand for the three months ended March 31, 2022. The effective tax rate for the first quarter of 2023 and 2022 was 26.4% and 28.0%, respectively.

* * * * *

About the Company:

Founded in 1994, and now celebrating its 29th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. The Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Mississippi, along with a Rhode Island operations center.

Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. The emphasis on building strong client relationships and community involvement are cornerstones of Patriot’s philosophy as it seeks to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking. These forward-looking statements are based on Patriot’s current expectations and assumptions regarding Patriot’s business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s future financial results and performance and could cause the actual results, performance, or achievements of Patriot to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities; (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) possible future outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; (25) our compensation expense associated with equity allocated or awarded to our employees; and (26) other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$1,828	$5,182	$9,026
Interest bearing deposits	58,424	33,311	35,290
Total cash and cash equivalents	60,252	38,493	44,316
Investment securities:
Available-for-sale securities, at fair value	91,736	84,520	83,260
Other investments, at cost	4,450	4,450	4,450
Total investment securities	96,186	88,970	87,710

Federal Reserve Bank stock, at cost	2,673	2,627	2,869
Federal Home Loan Bank stock, at cost	6,374	3,874	4,184

Gross loans receivable	878,769	848,316	773,339
Allowance for credit losses	(17,801)	(10,310)	(9,737)
Net loans receivable	860,968	838,006	763,602

SBA loans held for sale	6,882	5,211	5,820
Accrued interest and dividends receivable	7,308	7,267	5,596
Premises and equipment, net	30,467	30,641	31,269
Deferred tax asset	17,392	15,527	13,755
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	238	249	284
Other assets	10,165	11,387	14,992
Total assets	$1,100,012	$1,043,359	$975,504

Liabilities
Deposits:
Noninterest bearing deposits	$152,773	$269,636	$237,825
Interest bearing deposits	703,695	590,810	542,024
Total deposits	856,468	860,446	779,849

Federal Home Loan Bank and correspondent bank borrowings	150,000	85,000	90,000
Senior notes, net	11,619	11,640	12,000
Subordinated debt, net	9,847	9,840	9,818
Junior subordinated debt owed to unconsolidated trust, net	8,130	8,128	8,121
Note payable	533	585	740
Advances from borrowers for taxes and insurance	2,824	886	2,574
Accrued expenses and other liabilities	5,982	7,251	9,719
Total liabilities	1,045,403	983,776	912,821

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,588	106,565	106,500
Accumulated deficit	(37,581)	(31,337)	(36,698)
Accumulated other comprehensive loss	(14,398)	(15,645)	(7,119)
Total shareholders' equity	54,609	59,583	62,683

Total liabilities and shareholders' equity	$1,100,012	$1,043,359	$975,504

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Interest and Dividend Income
Interest and fees on loans	$12,550	$12,865	$7,664
Interest on investment securities	680	672	570
Dividends on investment securities	135	155	65
Other interest income	281	274	21
Total interest and dividend income	13,646	13,966	8,320

Interest Expense
Interest on deposits	3,579	2,641	409
Interest on Federal Home Loan Bank borrowings	1,373	1,185	737
Interest on senior debt	290	228	210
Interest on subordinated debt	326	305	234
Interest on note payable and other	65	37	4
Total interest expense	5,633	4,396	1,594

Net interest income	8,013	9,570	6,726

Provision for credit losses	1,336	1,410	—

Net interest income after provision for credit losses	6,677	8,160	6,726

Non-interest Income
Loan application, inspection and processing fees	123	108	87
Deposit fees and service charges	68	65	64
Gains on sale of loans	81	770	208
Rental income	119	118	192
Loss on sale of investment securities	24	—	—
Other income	420	278	263
Total non-interest income	835	1,339	814

Non-interest Expense
Salaries and benefits	4,267	4,067	3,346
Occupancy and equipment expenses	884	849	836
Data processing expenses	294	275	330
Professional and other outside services	914	775	789
Project expenses, net	27	2	52
Advertising and promotional expenses	85	41	68
Loan administration and processing expenses	51	50	105
Regulatory assessments	182	219	174
Insurance expenses	77	64	77
Communications, stationary and supplies	191	134	135
Other operating expenses	612	601	517
Total non-interest expense	7,584	7,077	6,429

(Loss) income before income taxes	(72)	2,422	1,111

(Credit) provision for income taxes	(19)	652	311
Net (loss) income	$(53)	$1,770	$800

Basic (loss) earnings per share	$(0.01)	$0.45	$0.20
Diluted (loss) earnings per share	$(0.01)	$0.45	$0.20

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Quarterly Performance Data:
Net (loss) income	$(53)	$1,770	$800
Return on Average Assets	-0.02%	0.66%	0.34%
Return on Average Equity	-0.39%	11.72%	4.88%
Net Interest Margin	3.29%	3.77%	3.06%
Efficiency Ratio	85.72%	64.88%	85.27%
Efficiency Ratio excluding project costs	85.42%	64.86%	84.58%
% increase (decrease) in loans	3.59%	-1.69%	4.58%
% (decrease) increase in deposits	-0.46%	3.12%	4.18%

Asset Quality:
Nonaccrual loans	$23,769	$18,593	$23,466
Other real estate owned	$—	$—	$—
Total nonperforming assets	$23,769	$18,593	$23,466

Nonaccrual loans / loans	2.70%	2.19%	3.03%
Nonaccrual loans / assets	2.16%	1.78%	2.41%

Allowance for loan losses	$17,801	$10,310	$9,737
Allowance for loan losses / loans	2.03%	1.22%	1.26%
Allowance / nonaccrual loans	74.89%	55.45%	41.49%

Loan charge-offs	$1,798	$1,177	$185
Loan (recoveries)	$(180)	$(125)	$(17)
Net loan charge-offs (recoveries)	$1,618	$1,052	$168

Capital Data and Capital Ratios
Book value per share (1)	$13.77	$15.03	$15.84
Non-GAAP Tangible book value per share (2)	$13.43	$14.68	$15.49
Non-GAAP Tangible book value excluding other comprehensive loss per share (3)	$17.06	$18.63	$17.29

Shares outstanding	3,965,186	3,965,186	3,956,492

Bank Leverage Ratio	9.25%	9.27%	9.94%

(1)	Book value per share represents shareholders' equity divided by outstanding shares.
(2)	Tangible book value per share represents tangible assets divided by outstanding shares.
(3)	Tangible book value excluding other comprehensive loss per share represents tangible assets excluding unrealized loss on investments, net of income tax divided by outstanding shares.

Deposits:

(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Non-interest bearing:
Non-interest bearing	$124,388	$118,541	$120,835
Prepaid DDA	28,385	151,095	116,990
Total non-interest bearing	152,773	269,636	237,825

Interest bearing:
NOW	29,316	34,440	42,272
Savings	56,418	71,002	105,871
Money market	158,641	164,827	117,049
Money market - prepaid deposits	147,833	46,173	29,770
Certificates of deposit, less than $250,000	162,734	165,793	158,625
Certificates of deposit, $250,000 or greater	43,664	59,877	53,513
Brokered deposits	105,089	48,698	34,924
Total Interest bearing	703,695	590,810	542,024

Total Deposits	$856,468	$860,446	$779,849

Total Prepaid deposits	$176,218	$197,268	$146,760

Total deposits excluding brokered deposits	$751,379	$811,748	$744,925

Non-GAAP Financial Measures:

In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as per share numbers that exclude intangible assets and exclude the net reduction in Book equity resulting from the change in value of its Available for Sale investment securities (AFS). A computation and reconciliation of non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that due to the temporary nature of the change in AFS securities which is a result of the current interest rate environment, providing the Book value per share data excluding the Other Comprehensive Loss associated with the valuation of AFS securities provides investors with information useful in understanding our financial position. The non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP Measures (unaudited):

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Tangible book value per share
Total shareholders' equity	$54,609	$59,583	$62,683
Goodwill	(1,107)	(1,107)	(1,107)
Core deposit intangible, net	(238)	(249)	(284)
Tangible book value	$53,264	$58,227	$61,292

Shares outstanding	3,965,186	3,965,186	3,956,492
Tangible book value per share	$13.43	$14.68	$15.49

Tangible book value excluding other comprehensive loss per share
Tangible book value	$53,264	$58,227	$61,292
Other comprehensive loss	14,398	15,645	7,119
Tangible book value excluding other comprehensive loss	$67,662	$73,872	$68,411

Shares outstanding	3,965,186	3,965,186	3,956,492
Tangible book value excluding other comprehensive loss per share	$17.06	$18.63	$17.29

Contacts:
Patriot Bank, N.A.	Joseph Perillo	David Lowery
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5959
www.BankPatriot.com